As filed with the Securities and Exchange Commission on February 8, 2002
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   ----------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CROWN JEWEL RESOURCES CORP.
             (Exact name of registrant as specified in its charter)

         Delaware                                                133007167
(State or other jurisdiction                                   (IRS Employer
of incorporation or organization)                            Identification No.)

                                805 Third Avenue
                               New York, NY 10022
                                 (212) 593-3100
               (Address, Including Zip Code and Telephone Number,
                        of Principal Executive Offices)

          Consulting Agreement Between Registrant And Robert Podjarsky
           Consulting Agreement Between Registrant And Gregg Jakobson
            Consulting Agreement Between Registrant And Donn Manzeske
           Consulting Agreement Between Registrant and Dolph Weissman
                              (Full Title of Plan)

                                               Copy to:
Marc A. Palazzo                                Adam S. Gottbetter, Esq.
President and Chief Executive Officer          Kaplan Gottbetter & Levenson, LLP
805 Third Avenue                               630 Third Avenue
New York, New York 10022                       New York, New York 10017
(212) 593-3100                                 (212) 983-6900
Name, Address and Telephone Number
Including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
                                        Proposed Maximum      Proposed
Title of Securities       Amount To Be   Offering Price   Maximum Aggregate     Amount of
 To Be Registered          Registered    Per Share (1)      Offering Price   Registration Fee
---------------------------------------------------------------------------------------------
Common Stock, par
value $.00005
per share

  Podjarsky Consulting       650,000        $.555           $  360,750           $ 33.19
  Agreement

  Jakobson Consulting        650,000        $.555           $  360,750           $ 33.19
  Agreement

  Manzeske Consulting
  Agreement                  650,000        $.555           $  360,750           $ 33.19

  Weissman Consulting
  Agreement                  250,000        $.555           $  138,750           $ 12.77
---------------------------------------------------------------------------------------------
TOTAL:                     2,200,000        $.555           $1,221,000            112.34
---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 (c) on the basis of the average of the closing bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on February 4, 2002.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION

     Pursuant to the Note to Part I of the Form S-8, the information required by
Part I is not filed with the Securities and Exchange Commission.

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      The Company will provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Crown Jewel Resources Corp., 805 Third Avenue, New York, NY 10022, (212) 593-3100.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

      a) Registrant's Annual Report on Form 10-KSB (the "Form 10-KSB") for the fiscal year ended December 31, 2000 filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

      b) All other reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB.

      All documents filed by the Registrant pursuant to Section 13 (a), 13 (c), 14 and 15 (d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

      The authorized capital stock of Registrant consists of two hundred twenty million (220,000,000) shares, par value $.00005 per share, of which two hundred million (200,000,000) shares are common stock and twenty million (20,000,000) shares are preferred stock. As at February 1, 2002 there were 13,671,792 shares of Registrant's common stock and 0 shares of Registrant's preferred stock issued and outstanding. The preferred stock may be issued, from time to time, in one or more series, as determined by Registrant's board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation, each series to be appropriately designated, prior to the issuance of any shares thereof. All shares of stock in such series may be issued for such consideration and have such voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions thereof, permitted by law, including, but not limited to, dividend rights, conversion rights, redemption rights, and liquidation preferences, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by Registrant's board of directors pursuant to authority vested in Registrant's Certificate of Incorporation. The number of shares of stock of any series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by Registrant's board of directors pursuant to authority vested in it in Registrant's Certificate of Incorporation.

      The holders of shares of common stock are entitled to dividends when and as declared by the board of directors from funds legally available therefore and, upon liquidation, subject to the rights and preferences of the holders of shares of preferred stock, are entitled to share pro rata in any distribution to shareholders. Holders of the common stock have one non-cumulative vote for each share held. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the common stock. Stockholders are entitled to one vote of each share of common stock held or record on matters submitted to a vote of stockholders. The common stock does not have cumulative voting rights.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the shares of common stock registered in this Registration Statement has been passed upon for the Registrant by Kaplan Gottbetter & Levenson, LLP, whose opinion is attached hereto as Exhibit 5.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Certificate of Incorporation and Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or are otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an officer or a director of the Registrant or is or was serving at the request of the Registrant as a director or an officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liabilities, charges and losses (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators' provided, however, that the Registrant shall indemnify any such indemnitee in connections with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors. The right to indemnification includes the right to be paid by the Registrant for expenses incurred in defending any such proceeding in advance of its final disposition. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the Delaware General Corporation Law for officers and directors.

      Section 145 of the Delaware General Corporation Law provides, among other things, that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant or is or was serving at the Registrant's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

      The indemnification provisions contained in the Registrant's Certificate of Incorporation and Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

Item 8. EXHIBITS

        Exhibits No.  Description
        ------------  -----------
            4.1 Consulting Agreement dated January 23, 2002 between Registrant and Robert Podjarsky

            4.2 Consulting Agreement dated January 23, 2002 between Registrant and Gregg Jakobson

            4.3 Consulting Agreement dated January 23, 2002 between Registrant and Donn Manzeske

            4.4 Consulting Agreement dated January 23, 2002 between Registrant and Dolph Weissman

            5.1       Opinion of Counsel, Kaplan Gottbetter & Levenson, LLP.

           23.1       Consent of Counsel (included in Exhibit 5 hereto)

           23.2       Consent of Feldman Sherb & Co., P.C., Independent Auditors

Item 9. UNDERTAKINGS

      1. The Company hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act (and, where applicable, each filing of any employee benefits plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bonafide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in New York, New York on February 7, 2002.

                                    By: /s/ Marc A. Palazzo
                                        ---------------------------------------
                                        Marc A. Palazzo
                                        President, Chief Executive and Financial
                                        and Accounting Officer

      In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

        Signature                      Title                      Dated
        ---------                      -----                      -----

/s/ Marc A. Palazzo                    Director             February 7, 2002
-----------------------------
Marc A. Palazzo

/s/ Zeki Kochisarli                    Director             February 7, 2002
-----------------------------
Zeki Kochisarli

/s/ Carmine Trinchetta                 Director             February 7, 2002
-----------------------------
Carmine Trinchetta

EXHIBIT INDEX

     Exhibits No.  Description
     ------------  -----------
          4.1 Consulting Agreement dated January 23, 2002 between Registrant and Robert Podjarsky

          4.2 Consulting Agreement dated January 23, 2002 between Registrant and Gregg Jakobson.

          4.3 Consulting Agreement dated January 23, 2002 between Registrant and Donn Manzeske.

          4.4 Consulting Agreement dated January 23, 2002 between Registrant and Dolph Weissman.

          5.1      Opinion of Counsel, Kaplan Gottbetter & Levenson, LLP.

         23.1      Consent of Counsel (included in Exhibit 5 hereto)

         23.2      Consent of Feldman Sherb & Co., P.C., Independent Auditors